EXHIBIT 99(b)

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PACIFICORP                                                        NEWS RELEASE
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Media contacts: Dave Kvamme, (503) 813-7279             FOR IMMEDIATE RELEASE
Investor Contacts: Andrew Jamieson, (503) 813-7234      May 5, 2000

SALE OF CENTRALIA PLANT AND MINE
SUCCESSFULLY COMPLETED WITH TRANSALTA

CENTRALIA, Wash. - - Owners of the 1340-megawatt, coal-fired Centralia Power Plant and the adjacent Centralia Mine today announced completion of the sale of the plant and mine to TransAlta for US$554 million (US$101 million attributed to the sale of the mine and US$453 million being attributed to the plant). TransAlta is an Alberta, Canada-based energy company with interests in coal mines and thermal power stations.

     The sale concludes an auction process begun in 1998 when the Centralia consortium of eight Northwestern utilities decided to jointly offer the plant for sale. Portland, Ore.-based PacifiCorp has operated the plant on behalf of the consortium since it first went into operation in 1971.

     "The Centralia Plant and Mine now has a clear future as a merchant plant in the Pacific Northwest," said Alan Richardson, PacifiCorp chief executive officer. "That's a very satisfying outcome from our perspective. One of our objectives was to find a buyer with a strong business plan that would carry the plant's operations into the future."

     TransAlta has also agreed to continue with construction of $200 million of pollution controls designed to reduce sulfur dioxide emissions by 90 percent and to meet early requirements for reduction of nitrogen oxide emissions.

     "I believe this sale is very good news for Centralia Plant and Mine employees and their families who have had to wait while we completed the sale," Richardson said. He further noted that TransAlta and PacifiCorp share common values in their commitments to the community and to employees.

     Both PacifiCorp and TransAlta have committed to increasing educational opportunities for employees and community members by making significant commitments to Centralia College's new building capital campaign. Richardson announced a $25,000 PacifiCorp Foundation grant to the project, to be matched by TransAlta.

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     Also, Richardson lauded the fundraising efforts of local plant and mine employees whose more than $60,000 in pledges to the United Way of Lewis County will be matched by PacifiCorp, the PacifiCorp Foundation and TransAlta. The resulting total of more than $120,000 makes up nearly 30 percent of the county's total United Way campaign for 2000.

     PacifiCorp, which is a unit of Glasgow-based ScottishPower, owned a 47.5 percent share of the Centralia Plant, and also owned and operated the adjacent Centralia Mine. Other partners in the consortium included Avista Corp., with a 17.5 percent share, Seattle City Light, Tacoma Power and Snohomish P.U.D. each owned 8 percent, Puget Sound Energy, Inc. owned 7 percent, and Grays Harbor County P.U.D. owned 4 percent. In 1999 Portland General Electric sold its 2.5 percent share to A